EXHIBIT INDEX
Exhibit        Description
No.
99.1         Press Release, dated October 30, 2014, of Saul Centers, Inc.

Section 2: EX-99.1 (EX-99.1)
Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports Third Quarter 2014 Earnings
October 30, 2014, Bethesda, MD.
Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust ("REIT"), announced its operating results for the quarter ended September 30, 2014 (“2014 Quarter”). Total revenue for the 2014 Quarter increased to $50.6 million from $49.8 million for the quarter ended September 30, 2013 (“2013 Quarter”). Operating income, which is net income before the impact of change in fair value of derivatives, loss on early extinguishment of debt and gains on sales of property and casualty settlements, if any, increased to $12.5 million for the 2014 Quarter from $12.0 million for the 2013 Quarter.
Net income attributable to common stockholders was $6.9 million ($0.33 per diluted share) for the 2014 Quarter compared to $6.2 million ($0.30 per diluted share) for the 2013 Quarter. The increase in net income attributable to common stockholders for the 2014 Quarter was primarily the result of increased property operating income ($0.7 million).
Same property revenue increased $0.4 million (or 0.9%) and same property operating income increased $0.3 million (or 0.8%) for the 2014 Quarter compared to the 2013 Quarter. Same property operating income equals property revenue minus the sum of (a) property operating expenses, (b) provision for credit losses and (c) real estate taxes and the comparisons exclude the results of properties not in operation for the entirety of the comparable reporting periods. Shopping center same property operating income increased $0.6 million (or 2.1%) primarily due to increased base rent ($893,000). Mixed-use same property operating income decreased $0.3 million (or 3.3%) primarily due to lower real estate tax recoveries.
For the nine months ended September 30, 2014 (“2014 Period”), total revenue increased to $155.8 million from $147.8 million for the nine months ended September 30, 2013 (“2013 Period”). Operating income increased to $39.6 million for the 2014 Period from $23.1 million for the 2013 Period. The increase in operating income was due primarily to (a) additional depreciation expense recognized in the 2013 Period as a result of the reduction in the depreciable life of Van Ness Square ($8.0 million), (b) lower predevelopment expenses related to Park Van Ness ($3.1 million), (c) increased property operating income ($4.0 million), exclusive of the following two Seven Corners items, (d) the impact of a lease termination at Seven Corners ($1.0 million), and (e) the impact of a bankruptcy settlement and collection related to a former tenant at Seven Corners ($1.6 million) partially offset by (f) higher general and administrative expenses ($1.7 million).
Net income attributable to common stockholders was $26.8 million ($1.29 per diluted share) for the 2014 Period compared to $5.0 million ($0.24 per diluted share) for the 2013 Period. The increase in net income attributable to common stockholders was due primarily to (a) additional depreciation expense recognized in the 2013 Period as a result of the reduction in the depreciable life of Van Ness Square ($8.0 million), (b) gain on sale of the Giant Center ($6.1 million), (c) a charge against common equity in 2013 resulting from the redemption of preferred stock ($5.2 million), (d) lower predevelopment expenses related to Park Van Ness ($3.1 million), (e) increased property operating income ($4.0 million), exclusive of the following two Seven Corners items, (f) the impact of a lease termination at Seven Corners ($1.0 million), (g) the impact of a bankruptcy settlement and collection related to a former tenant at Seven Corners ($1.6 million) and (h) lower preferred stock dividends ($1.2 million) partially offset by (i) higher noncontrolling interest ($7.5 million) and (j) higher general and administrative expenses ($1.7 million).
Same property revenue increased $7.7 million (or 5.3%) and same property operating income increased $6.0 million (or 5.4%) for the 2014 Period compared to the 2013 Period. Shopping center same property operating income increased $5.4 million (or 6.4%) primarily due to (a) the impact of a lease termination at Seven Corners ($1.0 million), (b) the impact of a bankruptcy settlement and collection related to a former tenant at Seven Corners ($1.6 million) and (c) increased base rent

www.SaulCenters.com

($2.3 million). Mixed-use same property operating income increased $0.6 million (or 2.2%) primarily due to increased base rent.
As of September 30, 2014, 94.8% of the commercial portfolio was leased (not including the apartments at Clarendon Center), compared to 94.2% at September 30, 2013. On a same property basis, 94.7% of the portfolio was leased at September 30, 2014, compared to 94.2% at September 30, 2013. The apartments at Clarendon Center were 99.6% leased as of September 30, 2014 compared to 98.4% at September 30, 2013.
Funds from operations ("FFO") available to common shareholders (after deducting preferred stock dividends and redemption charges) increased 3.9% to $19.5 million ($0.70 per diluted share) in the 2014 Quarter from $18.8 million ($0.69 per diluted share) in the 2013 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains and losses from property dispositions, impairment charges on depreciable real estate assets and extraordinary items. The increase in FFO available to common shareholders for the 2014 Quarter was primarily due to increased property operating income ($0.7 million).
FFO available to common shareholders (after deducting preferred stock dividends and redemption charges) increased 32.1% to $60.7 million ($2.18 per diluted share) in the 2014 Period from $46.0 million million ($1.69 per diluted share) in the 2013 Period. The increase in FFO available to common shareholders for the 2014 Period was primarily attributable to (a) a charge against common equity in the 2013 Period resulting from the redemption of preferred stock ($5.2 million), (b) increased property operating income ($4.0 million), exclusive of the following Seven Corners items, (c) the impact of a lease termination at Seven Corners ($1.0 million), (d) the impact of a bankruptcy settlement and collection related to a former tenant at Seven Corners ($1.6 million), (e) lower predevelopment expenses related to Park Van Ness ($3.1 million) and (f) lower preferred stock dividends ($1.2 million) partially offset by (g) higher general and administrative expenses ($1.7 million).
Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland, which currently operates and manages a real estate portfolio of 59 properties which includes (a) 50 community and neighborhood shopping centers and six mixed-use properties with approximately 9.3 million square feet of leasable area and (b) three land and development properties. Over 85% of the Saul Centers' property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:    Scott Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2014	December 31, 2013
	(Unaudited)
Assets
Real estate investments
Land	$412,141	$354,967
Buildings and equipment	1,105,717	1,094,605
Construction in progress	21,305	9,867
	1,539,163	1,459,439
Accumulated depreciation	(387,765)	(364,663)
	1,151,398	1,094,776
Cash and cash equivalents	13,022	17,297
Accounts receivable and accrued income, net	47,008	43,884
Deferred leasing costs, net	26,751	26,052
Prepaid expenses, net	6,858	4,047
Deferred debt costs, net	10,192	9,675
Other assets	3,299	2,944
Total assets	$1,258,528	$1,198,675

Liabilities
Notes payable	$814,606	$820,068
Revolving credit facility payable	30,000	—
Construction loan payable	1,859	—
Dividends and distributions payable	14,434	13,135
Accounts payable, accrued expenses and other liabilities	24,926	20,141
Deferred income	33,417	30,205
Total liabilities	919,242	883,549

Stockholders’ equity
Preferred stock	180,000	180,000
Common stock	209	206
Additional paid-in capital	283,456	270,428
Accumulated deficit and other comprehensive loss	(172,268)	(173,956)
Total Saul Centers, Inc. stockholders’ equity	291,397	276,678
Noncontrolling interest	47,889	38,448
Total stockholders’ equity	339,286	315,126
Total liabilities and stockholders’ equity	$1,258,528	$1,198,675

Saul Centers, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue	(unaudited)		(unaudited)
Base rent	$41,452	$40,110	$123,053	$119,403
Expense recoveries	7,734	7,848	24,348	22,925
Percentage rent	187	215	1,092	1,153
Other	1,222	1,583	7,335	4,270
Total revenue	50,595	49,756	155,828	147,751
Operating expenses
Property operating expenses	6,316	6,106	20,039	18,096
Provision for credit losses	170	191	480	740
Real estate taxes	5,594	5,610	16,631	16,806
Interest expense and amortization of deferred debt costs	11,584	11,738	34,537	35,164
Depreciation and amortization of deferred leasing costs	10,256	10,492	30,745	39,316
General and administrative	3,837	3,501	12,540	10,830
Acquisition related costs	359	99	738	99
Predevelopment expenses	—	60	503	3,642
Total operating expenses	38,116	37,797	116,213	124,693
Operating income	12,479	11,959	39,615	23,058
Change in fair value of derivatives	1	46	(6)	107
Loss on early extinguishment of debt	—	(497)	—	(497)
Gain on sale of property	—	—	6,069	—
Net Income	12,480	11,508	45,678	22,668
Income attributable to noncontrolling interests	(2,374)	(2,110)	(9,231)	(1,692)
Net income attributable to Saul Centers, Inc.	10,106	9,398	36,447	20,976
Preferred stock redemption	—	—	—	(5,228)
Preferred stock dividends	(3,206)	(3,206)	(9,619)	(10,777)
Net income attributable to common stockholders	$6,900	$6,192	$26,828	$4,971
Per share net income attributable to common stockholders
Basic and diluted	$0.33	$0.30	$1.29	$0.24

Weighted Average Common Stock:
Common stock	20,839	20,452	20,726	20,300
Effect of dilutive options	39	34	35	30
Diluted weighted average common stock	20,878	20,486	20,761	20,330

Reconciliation of net income to FFO attributable to common shareholders (1)
	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2014	2013	2014	2013
	(unaudited)		(unaudited)
Net income	$12,480	$11,508	$45,678	$22,668
Subtract:
Gain on sale of property	—	—	(6,069)	—
Add:
Real estate depreciation and amortization	10,256	10,492	30,745	39,316
FFO	22,736	22,000	70,354	61,984
Subtract:
Preferred stock redemption	—	—	—	(5,228)
Preferred stock dividends	(3,206)	(3,206)	(9,619)	(10,777)
FFO available to common shareholders	$19,530	$18,794	$60,735	$45,979
Weighted average shares:
Diluted weighted average common stock	20,878	20,486	20,761	20,330
Convertible limited partnership units	7,199	6,914	7,142	6,914
Average shares and units used to compute FFO per share	28,077	27,400	27,903	27,244
FFO per share available to common shareholders	$0.70	$0.69	$2.18	$1.69

(1)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items, impairment charges on depreciable real estate assets and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

Reconciliation of net income to same property operating income
	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2014	2013	2014	2013
	(unaudited)		(unaudited)
Net income	$12,480	$11,508	$45,678	$22,668
Add: Interest expense and amortization of deferred debt costs	11,584	11,738	34,537	35,164
Add: Depreciation and amortization of deferred leasing costs	10,256	10,492	30,745	39,316
Add: General and administrative	3,837	3,501	12,540	10,830
Add: Predevelopment expenses	—	60	503	3,642
Add: Acquisition related costs	359	99	738	99
Add (Less): Change in fair value of derivatives	(1)	(46)	6	(107)
Add: Loss on early extinguishment of debt	—	497	—	497
Less: Gains on sale of property	—	—	(6,069)	—
Less: Interest income	(23)	(13)	(58)	(57)
Property operating income	38,492	37,836	118,620	112,052
Less: Acquisitions, dispositions and development property	504	135	1,176	588
Total same property operating income	$37,988	$37,701	$117,444	$111,464

Shopping centers	$28,914	$28,314	$89,625	$84,247
Mixed-Use properties	9,074	9,387	27,819	27,217
Total same property operating income	$37,988	$37,701	$117,444	$111,464